UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 24, 2020 (March 25, 2020)

CurAegis Technologies, Inc.

(Exact name of registrant as specified in its charter)

New York	000-24455	16-1509512
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

350 Linden Oaks Rochester New York		14625
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	585-254-1100

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None.	N/A	N/A

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of James R. Donnelly as President and Chief Executive Officer

On March 24, 2020, the board of directors (the “Board”) of CurAegis Technologies, Inc. (the “Company”) appointed James R. Donnelly, age 41, to serve as the Company’s President and Chief Executive Officer. Mr. Donnelly has served as the Company’s Chief Operating Officer since October 2019, and as the Company’s Senior Vice President of Sales and Marketing from January 2017 to October 2019. There are no arrangements or understandings between Mr. Donnelly and any other persons pursuant to which he was selected as an officer, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Upon his appointment, Mr. Donnelly stated “CurAegis is working on exciting new technologies that we expect to bring to market soon. I look forward to guiding us to the next level.   Product development updates is available at both www.curaegis.com and www.mycadian.com.”

Prior to January 2017, Mr. Donnelly served as the Vice President of Business Development at Six15 Technologies, a technology company that designs, develops, and manufactures head-up displays (HUDs) for enterprise and defense users operating in demanding environments. Preceding the formation of Six15 Technologies, Mr. Donnelly was the Director of Defense & Augmented Reality (AR) Sales for Vuzix Corporation, an AR technology company that provides innovative products to defense, security, enterprise and consumers. Mr. Donnelly received a Bachelor of Science degree in Business Administration from LeMoyne College and is a member of the board of directors of two not-for-profit companies in the Rochester area.

In connection with Mr. Donnelly’s appointment, the Company entered into an employment letter agreement with Mr. Donnelly (the “Employment Agreement”). The effective date of the Employment Agreement is March 24, 2020. Under the terms of the Employment Agreement, Mr. Donnelly will be entitled to an annual salary of $175,000, with the potential for an increase in salary based on Company net sales, and is eligible to participate in the Company’s benefit programs. Mr. Donnelly’s employment is at-will and may be terminated at any time, with or without cause. Under the Employment Agreement, Mr. Donnelly is eligible to receive 6 month’s salary if the Company terminates his employment without cause.

Upon his appointment, Mr. Donnelly will be granted an option to purchase 500,000 shares of the Company’s common stock (the "Initial Equity Award") under the Company’s 2011 and 2016 Stock Option Plans. Subject to Mr. Donnelly's continued employment through each applicable vesting date, 25% of the Initial Equity Award will vest upon the date of grant, and the remaining 75% will vest in equal installments of 25% on each of the first three anniversaries of the date of grant. The per share exercise price of the Initial Equity Award will be the fair market value of the Company’s common stock on the date of grant, and the Initial Equity Award will expire 10 years from the date of grant.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the text of the Employment Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Appointment of James R. Donnelly as a Director

On March 24, 2020, the Board also elected Mr. Donnelly to the Board, to fill the vacancy created by the retirement of William W. Destler. Mr. Donnelly was not granted any additional stock options in connection with his election to the Board. There are no arrangements or understandings between Mr. Donnelly and any other persons pursuant to which he was elected to the Board, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit 10.1* – Employment Letter Agreement, dated March 24, 2020.

* – Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CurAegis Technologies, Inc.

March 25, 2020	By:	/s/ Kathleen A. Browne
Kathleen A. Browne
Chief Financial Officer